SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                         FORM 8-A/A

                     (Amendment No. 2)

       For Registration of Certain Classes of Securities
           Pursuant to Section 12(b) or 12(g) of the
                Securities Exchange Act of 1934


                        DELCHAMPS, INC.

    (Exact name of registrant as specified in its charter)


           Alabama                           63-0245434

   (State of incorporation                (I.R.S. Employer
       or organization)                 Identification No.)


305 Delchamps Drive, Mobile, Alabama           36602

(Address of Principal Executive Offices)     (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:  None.

   Title of Each Class           Name of Each Exchange on Which
   to be so Registered:          Each Class is to be Registered

           None                               None

If this Form relates to the registration of a class of debt
securities and is effective upon filing pursuant to General
Instruction A(c)(1) please check the following box.     / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2)
please check the following box.                        / /

Securities to be registered pursuant to Section 12(g) of the
Act:

                  PREFERRED SHARE PURCHASE RIGHTS

                          (Title of Class)


     The undersigned registrant hereby further amends the following items and exhibits of its Registration Statement on Form 8-A (the "Form 8-A"), dated October 18, 1988, registering Preferred Share Purchase Rights, as previously amended by Amendment No. 1 dated November 4, 1992, in the manner set forth below.

Item 1.   Description of Registrant's Securities to be
          Registered.

     On July 8, 1997, Delchamps, Inc. (the "Company") entered into an Agreement and Plan of Merger by and among Jitney-Jungle Stores of America, Inc., Delta Acquisition Corporation, a wholly-owned subsidiary of Jitney-Jungle Stores of America, Inc. (together, "Jitney-Jungle"), and the Company (the "Merger Agreement"). On July 8, 1997, prior to the execution of the Merger Agreement, the Company adopted and executed a Second Amendment (the "Second Amendment") to the Company's Rights Agreement ("Rights Agreement") dated as of October 14, 1988 with First Alabama Bank as Rights Agent, as previously amended by Amendment to Rights Agreement dated as of October 16, 1992 (the "First Amendment"). The description of the Preferred Share Purchase Rights contained in Item 1 of the Form 8-A is attached hereto as Exhibit 1 and is incorporated herein by reference.

     The Second Amendment amends the Rights Agreement, inter alia, by rescinding the First Amendment; exempting (1) the approval, execution, delivery, amendment and consummation of the Merger Agreement, (2) an all-cash tender offer by Jitney-Jungle for any and all shares of Common Stock of the Company, and (3) Jitney-Jungle and its affiliates and associates, from the definitions of "Acquiring Person," "Beneficial Owner," and "Beneficially Owned" in the Rights Agreement, and from the restrictions imposed by the Rights Agreement on Acquiring Persons generally; and providing for the Preferred Share Purchase Rights to expire immediately prior to the acceptance for purchase of shares of Common Stock by Jitney-Jungle pursuant to its tender offer. A copy of the Second Amendment is attached hereto as Exhibit 4 and is incorporated herein by reference.

Item 2.   Exhibits.

Exhibit No.    Description

    (1)        Item 1 of the Form 8-A.

    (2) Rights Agreement dated as of October 14, 1988 between the Company and First Alabama Bank as Rights Agent (the "Rights Agreement")
               (previously filed as Exhibit 1 to the Form 8-A, and incorporated herein by reference).

    (3) First Amendment dated as of October 16, 1992 to the Rights Agreement (previously filed as Exhibit 1 to Amendment No. 1 on Form 8, dated
               November 4, 1992 to the Form 8-A, and
               incorporated herein by reference).

    (4)        Second Amendment dated as of July 8, 1997 to the
               Rights Agreement.


                            Signatures

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   DELCHAMPS, INC.


Date:   July 8, 1997               By:/s/ Timothy E. Kullman
                                      ----------------------------
                                      Timothy E. Kullman
                                      Senior Vice President,
                                      Chief Financial Officer,
                                      Treasurer and Secretary